Exhibit 99.1

The premier capital provider to the hospitality industry™	NEWS RELEASE

Contact:	Douglas Kessler COO and Head of Acquisitions (972) 490-9600	Tripp Sullivan Corporate Communications, Inc. (615) 254-3376
ASHFORD HOSPITALITY ANNOUNCES $103 MILLION OF ASSET SALES
Highlights:
o Proceeds used to reduce debt
o Completes sale of the 17th asset in Phase 1 of capital recycling
o Four assets in Phase II are now sold or under firm contract
o Sales price equates to $79,000 per key and 7.3% trailing 12-month NOI cap rate
DALLAS — (October 8, 2007) — Ashford Hospitality Trust, Inc. (NYSE: AHT) today announced that it has completed the sale of three hotels for $35.0 million and has three additional hotels under contract for a total of $68.5 million that are expected to close in the fourth quarter of 2007. The pricing equates to a 7.3% trailing 12-month NOI cap rate.
The Company has now sold $157.3 million of the estimated $170 million of Phase 1 assets, with a projected net gain of $35.2 million. Of the 16 hotels and two office buildings included in Phase 1, only one hotel and one office building remain to be sold.
The Hampton Inn in Horse Cave, Kentucky and the Doubletree Guest Suites — Dayton/Miamisburg in Dayton, Ohio, both of which were Phase I assets, were sold in the third quarter. Among the Phase II assets, the Hilton Birmingham Perimeter Park in Birmingham, Alabama, was sold in the fourth quarter of 2007. The Residence Inn Atlanta Perimeter West in Atlanta, Georgia, the Residence Inn Torrance in Torrance, California, and the Residence Inn Kansas City in Kansas City, Missouri are all under firm contract.
Monty J. Bennett, President and Chief Executive Officer of Ashford, commented, “Capital recycling and internally generated growth are top priorities for us as we continue to enhance our balance sheet and concentrate the portfolio in strong, growing metropolitan and coastal markets.”
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Ashford Hospitality Trust is a self-administered real estate investment trust focused on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans and sale-leaseback transactions. Additional information can be found on the Company’s web site at www.ahtreit.com.
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14185 Dallas Parkway, Suite 1100, Dallas, TX 75254	Phone: (972) 490-9600

AHT Announces $103 Million of Asset Sales

October 8, 2007
Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the timing for closing, the impact of the transaction on our business and future financial condition, our business and investment strategy, our understanding of our competition and current market trends and opportunities and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford’s control.
These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford’s filings with the Securities and Exchange Commission. EBITDA is defined as net income before interest, taxes, depreciation and amortization. EBITDA yield is defined as trailing twelve month EBITDA divided by the purchase price. A capitalization rate is determined by dividing the property’s annual net operating income by the purchase price. Net operating income is the property’s funds from operations minus a capital expense reserve of either 4% or 5% of gross revenues. Funds from operations (“FFO”), as defined by the White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”) in April 2002, represents net income (loss) computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains (or losses) from sales or properties and extraordinary items as defined by GAAP, plus depreciation and amortization of real estate assets, and net of adjustments for the portion of these items related to unconsolidated entities and joint ventures.
The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.
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